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                                                                      Exhibit 12

                           GTE SOUTHWEST INCORPORATED
               Statement of the Ratio of Earnings to Fixed Charges
                                   (Unaudited)


(Dollars in Millions)                                   Three Months Ended
                                                          March 31, 2000
                                                       --------------------
Net earnings available for fixed charges:
  Income before extraordinary charge                   $               79.0
  Add - Income taxes                                                   43.6
          - Fixed charges                                              21.9
                                                       --------------------

Adjusted earnings                                      $              144.5
                                                       ====================

Fixed charges:
  Interest expense                                     $               19.8
  Portion of rent expense
      representing interest                                             2.1
                                                       --------------------

Adjusted fixed charges                                 $               21.9
                                                       ====================


RATIO OF EARNINGS TO FIXED CHARGES                                     6.60